November 4, 1997



Wickes Inc.
706 North Deerpath Drive
Vernon Hills, Illinois 60061

          Re:  Agreement for Acquisition of Operations

Ladies and Gentlemen:

      This letter will set forth our mutual agreements with respect to:

     i.   the  transfer  by Wickes Inc.  ("Wickes")  to
          Riverside  Group, Inc. ("Riverside")  of  the
          Wickes    Plus/wickes.net   Operations    (as
          hereinafter defined);

     ii. the transfer by Wickes to Riverside of the opportunity to invest in the MDF Plant (as hereinafter defined); and

     iii. the  granting of a right of first refusal  by
          Wickes   and  certain  purchase   rights   to
          Riverside with respect to Wickes' interest in Riverside International LLC ("RIC LLC").

      1. Wickes Plus/wickes.net Operations. (a) The Transfer. On and subject to the terms and conditions of this Agreement, Riverside agrees to acquire from Wickes, and Wickes agrees to sell, transfer, convey, and deliver to Riverside, the Wickes Plus/wickes.net Operations for the consideration specified below. The transfer shall be effective five days after notice from Riverside of its determination to proceed, and shall occur, if at all, no later than December 31, 1997. This acquisition, sale and transfer will be accomplished through:

     i.   the  assignment by Wickes to Riverside of all
          of  its right, title and interest in and  to,
          and   the  assumption  by  Riverside  of  all
          Wickes' obligations under, the agreements listed on Schedule 1 hereto (the "Wickes
          Plus/wickes.net Agreements");
     ii. the transfer to Riverside by Wickes of the assets listed on Schedule 2 the ("Wickes
          Plus/wickes.net Assets") hereto; and

     iii. the  transfer,  to  the extent  possible,  of
          Wickes'  parent-company and  building  center
          positions   in   the  multi-level   marketing
          programs established or being established  by
          Wickes  with  respect  to  the  marketing  of
          natural   gas,  electricity,  telephony   and
          internet services (the "MLM Programs") and the continuation at least through March 31, 1998 (but not later than June 30, 1998) of
          Wickes' involvement in the MLM Programs as set forth on Schedule 3 hereto.

      (b)  Consideration.   In  addition  to  the  assumption  of
obligations set forth above, in consideration of the acquisition, sale and transfer of the Wickes Plus/wickes.net Operations, Riverside agrees to pay to Wickes:

     i. 10% of the gross payments received within one year after the date of the transfer by the Wickes Plus/wickes.net Operations from end-user customers in place September 28, 1997, payable on a monthly basis.

     ii. An amount in cash, payable at the time of the transfer, equal to the sum of (A) the book value of the Wickes Plus/wickes.net Assets shown on Wickes' financial statements and (B) the operating expenses of the Wickes Plus/wickes.net Operations from October 1, 1997 through the date of the transfer, reduced by the revenues generated and future expense reductions (e.g., by "Excel bonus" offsets under Wickes' Excel sponsorship arrangements with certain of its employees) such operations during such period.

     iii. Installments (applied first to accrued and unpaid interest described below at the date of payment) payable in cash within 45 days after the end of each calendar quarter equal to 10 percent of the net income generated by the Wickes Plus/wickes.net Operations during such quarter; provided that aggregate amount of such installments shall be limited to the cumulative operating expenses of the Wickes Plus/wickes.net Operations prior to September 28, 1997, reduced by (I) the revenues generated by such operations during such period and (II) severance and related costs with respect to persons hired or offered to be hired by Riverside that would have been incurred by Wickes had the Wickes Plus/wickes.net Operations been terminated on September 28, 1997 increased by interest on the aggregate unpaid amount from September 28, 1997 at the rate which Bankers Trust Company announces from time to time as its prime lending rate, as in effect from time to time. Should the payment with respect to any quarter be insufficient to pay accrued and unpaid interest at the end of such quarter, any unpaid interest shall be added to the unpaid amount and bear interest effective at the end of such quarter.

      (c)   Use  of  Name  and Trademark.  On  the  date  of  the
transfer,  Riverside will, and Wickes will cause Lumber Trademark
Company   to,   enter   into   a  Trademark   License   Agreement
substantially in the form of Exhibit A hereto.

      (d)   Employees.   In connection with the transfer,  Wickes
will  permit  Riverside  to  hire such  of  its  employees  whose
responsibilities   are   primarily   related   to   the    Wickes
Plus/wickes.net Operations.

      (e) Non-competition. Except as contemplated hereby, Wickes will not, for a period of three years from the transfer, directly or indirectly engage anywhere in the United States in the marketing, sale or supply of natural gas, electricity, telephony, internet access services, or third-party internet or third-party World Wide Web content services.

      (f) Conditions. Riverside's obligation to effect the acquisition of the Wickes Plus/wickes.net Operations is subject to (i) the approval of Riverside's Board of Directors and (ii) the obtaining by Riverside of financing for the continued operation of the Wickes Plus/wickes.net Operations satisfactory to Riverside in its sole discretion, which Riverside agrees to use reasonable efforts to obtain. Wickes' obligation to effect the acquisition of the Wickes Plus/wickes.net Operations is subject to the required approval or non-disapproval of Wickes' bank lenders.

      (g) Termination. If the transfer has not been effected by January 1, 1998, either Wickes or Riverside may unilaterally terminate the provisions of this paragraph 1.

      (h) Definition of "Wickes Plus/wickes.net Operations." As used herein, "Wickes Plus/wickes.net Operations" means all of Wickes' activities in furtherance of the Wickes Plus/wickes.net Agreements and activities directly related to the marketing, sale or supply of natural gas, electricity, telephony, internet services, or third-party internet or third-party World Wide Web content services and advertising (including the operations currently conducted or proposed to be conducted under the wickes.net, wickes.net, and Wickes Energy names).

      (i) Operations Pending Transfer. The parties acknowledge that from and after the date hereof, Wickes will not hire additional staff or acquire additional assets to support the Wickes Plus/wickes.net Operations and will take all reasonably practicable steps to defer the acquisition of previously ordered assets until the transfer has been effected.


      2. MDF. Wickes agrees to transfer to Riverside Wickes's opportunity, if any, to invest directly or indirectly in the manufacturing plant (the "MDF Plant") currently proposed to built by Fay-Penn Fiber, Ltd. and its promoters ("Fay-Penn"); provided, that Wickes shall have determined not to make such investment itself and such determination shall have been reviewed and approved by the Related Party Committee of Wickes' Board of Directors. If there is no comparable investment offered by Fay-Penn to other investors, as determined by Wickes in its sole discretion, at the time Riverside makes such an investment Riverside shall pay Wickes such amount in cash as shall be
determined  by  Wickes  to be fair at  the  time.   In  order  to
effectuate the terms of this paragraph 2, Riverside agrees to give Wickes at least 15 days prior notice before making any direct or indirect investment in the MDF Plant.


     3. RIC LLC. (a) Right of First Refusal. In consideration of the payment of $10.00 by Riverside, Wickes hereby agrees:

     i.   not  to dispose directly or indirectly of any
          of  its interest in RIC LLC other than  to  a
          subsidiary  of Wickes, within the meaning  of
          the  indenture  related  to  Wickes'  11-5/8%
          Subordinated  Notes (a "Wickes Subsidiary")),
          or  to permit any Wickes Subsidiary to effect
          such  a  disposition, unless  it  shall  have
          given  Riverside 30 days' advance  notice  of
          the  terms  of such sale and Riverside  shall
          not have offered within such 30-day period to
          acquire  such interest on the terms described
          in  the notice; if Riverside shall have  made
          such   an   offer,  Wickes  or  such   Wickes
          Subsidiary shall promptly accept such offer and such purchase shall be promptly effected;
          if Riverside shall not have made such an offer, Wickes or such Wickes Subsidiary may sell such interest on terms no less favorable to Wickes; provided, that no such sale may be completed after 180 days after Wickes' notice to Riverside without repeating the procedures set forth in this paragraph; and

     ii.  in  connection with any Business  Combination
          (as  hereinafter defined) effected within one
          year  after the date hereof, Wickes will  use
          reasonable  efforts  to determine  the  value
          placed   in  such  Business  Combination   on
          Wickes'  interest in RIC LLC  in  determining
          the consideration to be paid in such Business
          Combination and to cause at least Riverside's
          pro rata interest (through Wickes) in RIC LLC
          to be offered to Riverside for purchase prior
          to   or  in  connection  with  such  Business
          Combination  at  such  value  (or  pro   rata
          portion thereof).

      (b) Definition of "Business Combination." As used herein, "Business Combination" means a transaction involving a merger, consolidation or similar transaction involving Wickes in which shareholders of Wickes prior to the merger hold less than a majority of the voting interest in the surviving or acquiring corporation, any sale by Wickes of substantially all of its assets or the issuance by Wickes in a transaction or series of related transactions of voting securities representing a majority of the voting interest in Wickes.

     Please indicate your agreement with the foregoing by signing a copy of this letter agreement in the space provided below.

                                   Very truly yours,

                                   RIVERSIDE GROUP, INC.



                                   By /s/ Kenneth M. Kirschner
                                      ------------------------
                                      Vice Chairman

Agreed:

WICKES INC.



By /s/ David T. Krawczyk
   ---------------------
   President & Chief Operating Officer

List of Schedules:
     Schedule 1 - Wickes Plus/wickes.net Agreements
     Schedule 2 - Wickes Plus/wickes.net Assets
     Schedule 3 - MLM Programs

                                                       Schedule 1


                Wickes Plus/wickes.net Agreements

1.   Agreement  dated April 8, 1997 among Wickes,  Riverside  and
     KeySpan Energy Services, Inc.

2.   Agreement  dated August 28, 1997 between Wickes  Energy  and
     Power Alternatives, Inc.

3. Consulting agreements with Herb Navis, Edward Carey and others related to energy marketing and supply.

4. All agreements and arrangements with Excel Communications, Inc. related to marketing of telephony services.

5.   All   other   agreements  primarily  involving  the   Wickes
     Plus/wickes.net Operations.



                                                       Schedule 2


                  Wickes Plus/wickes.net Assets

1.   All  assets utilized primarily in the Wickes Plus/wickes.net
     Operations.



                                                       Schedule 3


                          MLM Programs


     1.   To  the  extent not unreasonably disruptive to  Wickes'
          operations,   Riverside  will  be   permitted   conduct
          enrollment and other meetings at Wickes' Headquarters and building centers.

     2.   The  building  centers (including new  roll-outs)  will
          continue   their   bonus  pool  programs   other   than
          sponsorship on their current terms, with funds supplied or arranged by Riverside.

     3. Employees will be permitted to continue involvement pursuant to procedures designed to ensure minimal disruption of Wickes' normal operations..